United States
Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2005
Manhattan Associates, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or organization)	0-23999 (Commission File Number)	58-2373424 (I.R.S. Employer Identification No.)
2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia
30339
(Address of Principal Executive Offices)
(Zip Code)
(770) 955-7070
(Registrant’s telephone number, including area code)
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 12, 2005, the Board of Directors of Manhattan Associates, Inc. (the “Company”) approved an Option Acceleration Agreement that will accelerate the vesting of unvested stock options held by the Company’s employees with an exercise price of $22.09 or higher. This accelerated vesting will affect options for approximately 1.9 million shares of the Company’s common stock, including options for approximately 570,000 shares held by the Company’s executive officers. In order to prevent unintended personal benefits to individuals resulting from the accelerated vesting of options, the Company imposed sales restrictions on shares acquired upon exercise of these options that parallel the vesting requirements of the original options.
     The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in the Company’s future income statements upon the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). FAS 123R will require all share-based payments to Company employees and non-management directors, including grants of stock options, to be recognized in the Company’s financial statements based on their fair values. Because the options subject to the accelerated vesting are “underwater,” the Company believes that these options may not be offering a sufficient incentive to its employees when compared to the future compensation expense that the Company would incur under FAS 123R with respect to these options. As a result of the accelerated vesting, the Company expects to reduce the stock option expense it otherwise would be required to record in fiscal 2006 by approximately $11.5 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Manhattan Associates, Inc.
By:	/s/ Steven R. Norton
Steven R. Norton
Senior Vice President and Chief Financial Officer

Dated: December 16, 2005